Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 15, 2023, with respect to the consolidated financial statements of Q32 Bio, Inc. included in the Proxy Statement of Homology Medicines, Inc. that is made a part of the Registration Statement (Form S-4) and related Proxy Statement/Prospectus of Homology Medicines, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

December 15, 2023